CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated January 28, 2020 on the financial statements of the Footprints Discover Value Fund, a series of MSS Series Trust, and to all references to our firm included in or made a part of this Post-Effective Amendment No. 48 under the Securities Act of 1933 and Post-Effective Amendment No. 49 under the Investment Company Act of 1940 to Footprints Discover Value Fund’s Registration Statement on Form N-1A (File Nos. 811-21927 and 333-135714), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

Abington, Pennsylvania

March 27, 2020